EXCLUSIVE LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is made and entered into as of this 28th day of August, 2002 (the "Effective Date") by and between EMORY UNIVERSITY, a non-profit Georgia corporation with offices located at 1380 South Oxford Road, N.E., Atlanta, Georgia 30322 (hereinafter referred to as "EMORY"), and CYBERKINETICS, INC., a for-profit Delaware corporation with offices located at 109 Hazard Avenue, Providence, RI 02906 (hereinafter referred to as "CYBERKINETICS").

                                   WITNESSETH

     WHEREAS, EMORY is the assignee of all right, title, and interest in certain inventions developed by an employee of EMORY and is responsible for the protection and commercial development of such inventions; and

     WHEREAS, Donald R. Humphrey, Ph.D., is an employee of EMORY and is named as sole inventor (hereafter referred to as the "Inventor") in United States Patent No. * * * for * * *, and

     WHEREAS, CYBERKINETICS has the necessary expertise and will, as appropriate, acquire the resources reasonably necessary to fully develop, obtain approval for, and market products based upon the inventions claimed in the above-referenced patent and the know-how not covered by the patent and licensed hereunder; and

     WHEREAS, EMORY wants to have such inventions developed, commercialized, and made available for use by the public; and

     WHEREAS, EMORY and CYBERKINETICS entered into that certain "Terms for EMORY-CYBERKINETICS License Agreement" dated July 11, 2002 whereby EMORY and CYBERKINETICS agreed to close the license between EMORY and CYBERKINETICS and a stock purchase between EMORY and CYBERKINETICS for CYBERKINETICS to issue a certain amount of its equity to EMORY based on the terms agreed upon therein; and

     WHEREAS, EMORY desires to grant, and CYBERKINETICS desires to receive, an exclusive, worldwide license to make, have made, import, use, offer to sell and sell products based on or incorporating the inventions;

     NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

                             ARTICLE 1. DEFINITIONS

     The following terms as used herein shall have the following meaning:

     1.1 "Affiliate" shall mean any corporation or non-corporate business entity, which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

     1.2. "Agreement" or "License Agreement" shall mean this Agreement, including all APPENDICES attached to this Agreement.

     1.3. "Dollars" shall mean United States dollars.

     1.4 "EMORY" shall mean EMORY University.

     1.5. "FDA" shall mean (a) the United States Food and Drug Administration or successor entity thereto, and (b) any other foreign agency or commission performing comparable functions where specifically specified in this Agreement.

     1.6. "Field of Use" shall mean all fields.

     1.7. "Indemnitees" shall mean EMORY, its directors, employees and students, and their heirs, executors, administrators, successors and legal representatives.

     1.8. "Licensed Know-How" shall mean all technical information and data, other than the Licensed Patents, whether or not presently known or learned, invented, or developed by the Inventor or any employees of EMORY working under the Inventor's direct supervision, prior to the date of this agreement and while they were under a duty to assign intellectual property rights to EMORY, to the extent that (a) such technical information and data are useful for the manufacture, use, importation, offer for sale or sale of any Licensed Product;
(b) EMORY possesses the right to license the use of such information and data to CYBERKINETICS for commercial purposes without incurring financial or other non-contingent, material obligations to any third party and without breaching any obligations of confidentiality with any such party; and (c) such information and data is not presently owned by CYBERKINETICS and does not in the future become publicly known other than through disclosure by CYBERKINETICS.

     1.9. "Licensed Patents" shall mean U.S. Patent No. * * * for "* * *" Issued
* * *, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part, which issue thereon anywhere in the world, including reexamined and reissued patents and any extension of the term of any such patent (including supplementary protection certificates) and all corresponding foreign equivalents.

     1.10. "Licensed Products" shall mean any products, the manufacture, use, importation, offer for sale or sale of which incorporate Licensed Technology, or which would, absent the licenses granted in this Agreement, infringe any Valid Claim included in any Licensed Patent.

*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     1.11. "Licensed Technology" shall mean the Licensed Patents and the Licensed Know-How

     1.12. "Licensed Territory" shall mean the world.

     1.13. "Net Sales" shall mean gross amounts invoiced for "End Sales" (as defined below) of a Licensed Product less the sum of (i) trade, quantity and cash discounts actually allowed or paid, (ii) refunds, rebates, chargebacks, retroactive price adjustments (including Medicaid, managed care and similar types of rebates) and service allowances, (iii) credits or allowances given or made for rejections or returns of previously sold products or for wastage replacement actually taken or allowed, (iv) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, and (v) charges for shipping, freight and insurance directly related to the distribution of the Licensed Product (excluding amounts reimbursed by third party customers). End Sales shall mean all sales of any Licensed Product by CYBERKINETICS, its Affiliates, or its Sublicensees other than sales ("Excluded Sales") to CYBERKINETICS, an Affiliate or a Sublicensee, provided, however, that End Sales shall include the sale of any Licensed Product to CYBERKINETICS, an Affiliate or a Sublicensee where the purchaser of such Licensed Product is the ultimate end-user of such Licensed Product and such Licensed Product is used by such purchaser for commercial purposes to generate revenue from one or more third parties, as opposed to use for research, development, manufacturing, quality control, testing or similar uses in connection with the development or commercialization of any Licensed Product. Sales of a Licensed Product for use in conducting clinical trials of such Licensed Product in a country of the Licensed Territory in order to obtain regulatory approval of such Licensed Product in such country shall be included in Net Sales calculations only to the extent that the amount included in such Net Sales exceeds the fully loaded cost incurred by the party supplying such Licensed Product to supply such Licensed Product.

     If a Licensed Product (a) consists of both (i) components causing such product to be a Licensed Product and (ii) other components. or (b) is sold together with one or more other products for a single invoiced price (e.g., where a product is a medical device comprised of one component that is Licensed Product and other components that are not Licensed Products, or where a medical device that is a Licensed Product is packaged for sale with a second medical device that is not a Licensed Product) (each, a "Combination Sale"), the Net Sales for such Licensed Product shall be the portion of such Combination Sale properly allocable to such Licensed Product, determined as follows.

     Except as provided below, the Net Sales for a Licensed Product sold in such a Combination Sale shall equal the gross amount invoiced for sale of the Licensed Product and any and all other products or components, as the case may be, included in such Combination Sale, reduced by the adjustments specified above in the definition of Net Sales (the "Net Combination Sale Amount"), multiplied by the fraction A/(A+B), where:

                   * * *

     In the event that CYBERKINETICS, its Affiliate or Sublicensee, as applicable, separately sells the Licensed Product included in a Combination Sale in a country, but does not separately sell all of the other products or


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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

components, as the case may be, included in such Combination Sale in such country, the calculation of "Net Sale" resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

                  * * *
         In the event that CYBERKINETICS, its Affiliate or Sublicensee, as applicable, does not separately sell the Licensed Product contained in a Combination Sale in the country where such Combination Sale occurs, but does separately sell all of the other products or components, as the case may be, included in the Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

                  * * *

     Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be * * *.

     1.14. "Person" shall mean any natural person or legal entity.

     1.15. "Regulatory Approval" or "Regulatory Registration" shall mean, in relation to any Licensed Product, such approvals by the regulatory authorities in a given country (including pricing approvals) as may be legally required before such Licensed Products may be commercialized or Sold in such country.

     1.16. "Sale" or "Sold" shall mean the sale, lease, transfer, exchange, or other disposition of Licensed Products to a third party whether by gift or otherwise by CYBERKINETICS, its Affiliates, Sublicensees, distributors or any third party authorized by CYBERKINETICS to make such sale, transfer, exchange or disposition. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of, whether by gift or otherwise, when such transfer, exchange, gift, or other disposition occurs. Notwithstanding the foregoing definition of Sale, to the extent CYBERKINETICS distributes any Licensed Product under a treatment trial or other expanded access program at a sales price that exceeds its fully absorbed cost therefor, such excess shall be deemed to be a Sale for which royalties are payable in accordance with the other terms hereof.

     1.17. "Sublicensee" shall mean any Person to whom CYBERKINETICS grants a sublicense of some or all of the rights granted to CYBERKINETICS under this Agreement.

     1.18. "U.S. 510 (k)" shall mean Article 510 (k) of the Food, Drug and Cosmetic Act also known as Premarket Notification (PMN), corresponding application or its equivalent.

     1.19. "U.S. IDE" shall mean Investigational Device Exemption, corresponding applications or its equivalent.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     1.20. "U.S. Government Licenses" shall mean the non-exclusive license to the U.S. Government directly, or acting through one of its recognized agencies.

     1.21. "Valid Claim" shall mean an issued claim of any unexpired patent or claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, which has not been donated to the public, and which has not been lost through an interference proceeding.

                           ARTICLE 2. GRANT OF LICENSE

     2.1. LICENSE. Subject to the terms and conditions of this Agreement, EMORY hereby grants CYBERKINETICS and its Affiliates an exclusive, sublicenseable, royalty-bearing license under EMORY's interests and rights in the Licensed Technology to make, have made, use, import, offer for sale, and sell Licensed Products in the Licensed Territory and in the Licensed Field during the term of this Agreement.

     2.2. GOVERNMENT RIGHTS. The license granted in Article 2.1 above is subject to the U.S. Government Licenses and other rights retained by the United States in inventions developed by nonprofit institutions with the support of federal funds. These rights are set forth in 35 USCA ss.201 et seq. and 37 CFR 401 et seq., which may be amended from time to time by the Congress of the United States or through administrative procedures.

     2.3. RETAINED LICENSE. The license granted in Article 2.1 above is further subject to a right and license retained by EMORY on behalf of itself and its Affiliates to practice the Licensed Technology for EMORY's non-commercial research and educational purposes only; provided, however, that nothing in this
Article 2.3 shall limit in any way the Inventor's rights under the "research exception" under common law to practice the Licensed Technology solely for non-commercial research and educational purposes.

     2.4. SUBLICENSES. CYBERKINETICS shall have the right to grant sublicenses consistent with its diligence obligations under Article 6 hereof. CYBERKINETICS shall notify EMORY at least twenty (20) days prior to entering into any sublicense agreement and will provide EMORY with copies of all sublicense agreements within ninety (90) days of their execution date. CYBERKINETICS understands that flipping the Licensed Technology in the form of a sublicense without adding value (i.e. without itself having first undertaken further development activity or requiring that its Sublicensee undertake further development activities) to the Licensed Technology is prohibited and EMORY retains the right to disapprove such sublicensing activities. CYBERKINETICS shall remain responsible to EMORY for the payment of all fees and royalties due under this Agreement, whether or not such payments are made to CYBERKINETICS, its Affiliates or its Sublicensees. CYBERKINETICS shall include in any sublicense granted pursuant to this Agreement a provision requiring the Sublicensee to (i) abide by the confidentiality obligations herein, (ii) indemnify EMORY and (iii) maintain liability insurance coverage to the same extent that CYBERKINETICS is so required pursuant to Article 10.3 of this Agreement. CYBERKINETICS shall not grant any rights to any Sublicensee, which


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

are inconsistent with the rights granted to and obligations of CYBERKINETICS hereunder. Any act or omission of a Sublicensee, which would be a breach of this Agreement if performed by CYBERKINETICS, shall be deemed to be a breach by such Sublicensee of its sublicense agreement.

     If this Agreement terminates for any reason, any Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of EMORY with respect to the rights originally sublicensed to it by CYBERKINETICS, provided such Sublicensee did not cause the termination of this Agreement and such Sublicensee agrees to comply with all of the terms of this Agreement and assumes the responsibilities of CYBERKINETICS hereunder to the extent applicable from the rights originally sublicensed to it by CYBERKINETICS.

     2.5. NO IMPLIED LICENSE. The license and rights granted in this Agreement shall not be construed to confer any rights upon CYBERKINETICS by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Know-How.

                  ARTICLE 3. ROYALTIES AND OTHER PAYMENTS

     3.1. SIGNING FEE. CYBERKINETICS shall, within thirty (30) days of execution of the License Agreement, pay EMORY the sum of * * * as a signing fee.

     3.2. RUNNING ROYALTIES FOR SALE OF LICENSED PRODUCTS BY CYBERKINETICS OR ITS AFFILIATES OR SUBLICENSEES. CYBERKINETICS or its Affiliates or Sublicensees shall pay EMORY royalty equal to the Applicable Percentage of Net Sales of Licensed Products by CYBERKINETICS, its Affiliates or Sublicensees in the Territory. The Applicable Percentage with respect to * * *of such Net Sales in any fiscal year of CYBERKINETICS shall be * * * and with respect to all additional such Net Sales in any such fiscal year shall be * * *, subject to adjustment as provided below.

          (a) The running royalties payable under this Article 3.2 on any Net Sales of Licensed Products shall be reduced by * * * of any royalties payable to third parties by CYBERKINETICS, its Affiliates or its Sublicensees on the same Net Sales of Licensed Products. Absent the written consent of EMORY, the reduction in royalty rates specified by this subparagraph (a) shall not operate to reduce the running royalty rates payable by CYBERKINETICS, its Affiliates and its Sublicensees to EMORY during any fiscal year of CYBERKINETICS to less than*
* * of Net Sales of Licensed Products during such fiscal year * * * in the case of Know-How Only Net Sales (as defined below)).

          (b) Licensee's obligation to pay a running royalty on a Licensed Product shall terminate upon the later of (i) ) the expiration of the last Valid Claim included within the Licensed Patents that but for the license in Article
2.1 would be infringed by the manufacture, sale, offer for sale or importation of such Licensed Product and (ii) the tenth (10th) anniversary of the first commercial sale of the first Licensed Product to achieve commercial sales.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

          (c) All royalty payments due to EMORY hereunder shall be subject to any tax withholding required under the laws of any country, and all payments to EMORY hereunder shall be net of such taxes.

          (d) The Applicable Percentage shall be reduced by * * * with respect to any Net Sales with respect to any Licensed Product in a particular country that is a Licensed Product in such country solely because such Licensed Product incorporates Licensed Know-How and is not covered by a Valid Claim ("Know-How Only Net Sales").

     3.3. MILESTONE PAYMENTS. Upon the achievement of each event set forth below, on a Licensed Product-by-Licensed Product basis, CYBERKINETICS shall pay EMORY the amount indicated below, no later than thirty (30) days from the occurrence of the indicated event:

          Event                                   Milestone Payment
          -----                                   -----------------

          * * *                                         * * *

          * * *                                         * * *



Once CYBERKINETICS has made a payment under this Article 3.3 upon the occurrence of U.S. IDE Approval with respect to a particular Licensed Product, CYBERKINETICS will not be obligated to make any payments under this Article 3.3 with respect to any other U.S. IDE Approval with respect to a Licensed Product that is substantially similar to such Licensed Product or that represents only an enhanced or improved version of such Licensed Product. CYBERKINETICS will be obligated to make only one milestone payment under this Article 3.3 with respect to each * * *, regardless of the number of Licensed Products that are sold * *
*.

     3.4. MINIMUM ANNUAL ROYALTIES. Beginning on the * * * anniversary of the Effective Date, on each anniversary of the Effective Date CYBERKINETICS shall pay EMORY a minimum annual royalty of * * *. CYBERKINETICS may credit the minimum annual royalty paid under this Article 3.4 against any royalties that become payable to EMORY under Article 3.2 during the year to which such minimum annual royalty relates.

     3.5.  REIMBURSEMENT FOR PATENT COSTS. CYBERKINETICS shall, within fifteen
(15) days of execution of this Agreement, pay EMORY the sum of * * * to reimburse EMORY for costs incurred by EMORY as of the execution date of the License Agreement in prosecuting and defending the Licensed Patents.

     3.6. EQUITY. CYBERKINETICS shall issue to EMORY Forty Thousand (40,000) shares of CYBERKINETICS common stock. The Equity transaction between CYBERKINETICS and EMORY shall be fully specified in a separate Stock Purchase Agreement made and entered into as of the Effective Date of this Agreement.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                        ARTICLE 4. REPORTS AND ACCOUNTING

     4.1. ROYALTY REPORTS AND RECORDS. During the term of this Agreement, CYBERKINETICS shall furnish, or cause to be furnished to EMORY, written reports relating to each of CYBERKINETICS, CYBERKINETICS 's Affiliates and Sublicensees fiscal quarters showing:

          (i) the gross selling price of all Licensed Products Sold by CYBERKINETICS, its Affiliates and Sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Sales in accordance with Article 1.13;

          (ii) the royalties payable in Dollars, which shall have accrued hereunder with respect to such reporting period in respect to such Net Sales;

          (iii) the exchange rates, if any, used in determining the royalties payable;

          (iv) a summary of all reports provided to CYBERKINETICS by CYBERKINETICS' Sublicensees;

          (v) the occurrence of any event triggering a Milestone Payment obligation in accordance with Article 3.3.

Reports shall be made semiannually until the first Sale of a Licensed Product and quarterly thereafter. Semiannual reports shall be due within thirty (30) days of the close of every second and fourth CYBERKINETICS fiscal quarter. Quarterly reports shall be due within thirty (30) days of the close of every CYBERKINETICS fiscal quarter. CYBERKINETICS shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. CYBERKINETICS shall be responsible for all royalties and late payments that are due to EMORY that have not been paid by CYBERKINETICS' Affiliates and Sublicensees. CYBERKINETICS' Sublicensees shall have, and shall be notified by CYBERKINETICS that they have, the option of making any royalty payment directly to EMORY.

          4.2. RIGHT TO AUDIT. EMORY shall have the right, upon prior notice to CYBERKINETICS, not more than once in each CYBERKINETICS fiscal year, through an independent public accountant selected by EMORY and acceptable to CYBERKINETICS, which acceptance shall not be unreasonably refused, to have access during CYBERKINETICS' normal business hours as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by CYBERKINETICS pursuant to Article 5.1 of the Agreement. CYBERKINETICS shall include in any sublicenses granted pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by EMORY's independent public accountant. If such independent public accountant's report shows any underpayment of royalties by CYBERKINETICS, its Affiliates or Sublicensees, within thirty (30) days after CYBERKINETICS' receipt of such report, CYBERKINETICS shall remit or shall cause its Sublicensees to remit to EMORY:


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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               (i) the amount of such underpayment; and

               (ii) if such underpayment exceeds * * * of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent public accountant performing the audit. Otherwise, EMORY's accountant's fees and expenses shall be borne by EMORY. Any overpayment of royalties shall be fully creditable against future royalties payable in any subsequent royalty periods.

     4.3. CONFIDENTIALITY OF RECORDS. All information subject to review under this Article 4 shall be confidential. Except where otherwise provided by law, EMORY and its accountant shall retain all such information in confidence.

                             ARTICLE 5. PAYMENTS

     5.1. PAYMENT DUE DATES. Royalties, sublicense fees and other payments payable to EMORY as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable within fifteen (15) days of the date such royalty report is due. Payments of royalties in whole or in part may be made in advance of such due date. Any payment in excess of one hundred thousand dollars ($100,000.00) shall be made by wire transfer to an account of EMORY designated by EMORY from time to time; provided, however, that in the event that EMORY fails to designate such account, CYBERKINETICS or its Affiliates and Sublicensees may remit payment to EMORY at the address applicable for the receipt of notices hereunder; providing, further, that any notice by EMORY of such account or change in such account, shall not be effective until fifteen (15) days after receipt thereof by CYBERKINETICS.

     5.2. CURRENCY RESTRICTIONS. Except as hereinafter provided in this Article 5.2, all royalties shall be paid in Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all royalties with respect to any country in the Licensed Territory where Licensed Products are Sold, CYBERKINETICS, its Affiliates or Sublicensees shall have the right and option to make such payments by depositing the amount thereof in local currency to EMORY's account in a bank or depository in such country.

     5.3. INTEREST. Royalties and other payments required to be paid by CYBERKINETICS pursuant to this Agreement shall, if overdue, bear interest at the lesser of (a) the maximum applicable legal rate of interest on overdue commercial accounts or (b) a per annum rate equal of ten percent (10%) until paid. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is overdue.

                  ARTICLE 6. DEVELOPMENT AND MARKETING PROGRAM

     6.1. DILIGENCE OBLIGATIONS. CYBERKINETICS shall directly, or in collaboration with Affiliates, alliances and Sublicensees, use commercially reasonable efforts to:

               (i) conduct research and development programs relating to the use of Licensed Patents and Licensed Know-How;


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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               (ii) promptly register Licensed Products with regulatory
authorities in the Licensed Territory; and

               (iii) market the Licensed Products in accordance with its business plans and objectives. 6.2. Fulfillment; Conversion.

          (a) For purposes of this Agreement, "commercially reasonable efforts" shall mean the use of reasonable efforts including, to the extent appropriate, pursuing sublicenses or corporate alliances, consistent with those used by comparable biotechnology companies in the United States in research and development projects for medical devices or kits deemed to have commercial value comparable to the Licensed Products.

          (b) CYBERKINETICS' obligations set forth in this Article 6 shall be deemed to have been fully satisfied during the following time periods if CYBERKINETICS accomplishes the following specified milestones:

               (i) PRIOR TO * * * . CYBERKINETICS causes * * * with respect to *
* * to occur prior to * * * ;

               (ii) PRIOR TO * * * . CYBERNETICS causes the * * * with respect to a * * * to occur by * * *; and

               (iii) AFTER * * * . CYBERNETICS * * * within * * * following the
* * * for a Licensed Product.

          (c) For clarity, the diligence obligations set forth in this Article 6 are independent of the minimum annual royalties payable pursuant to Article 3.4 and the payment of such minimum annual royalties will not relieve CYBERKINETICS of its obligations under this Article 6.

          (d) CYBERKINETICS shall provide regular reports to EMORY after submission of its U.S. 510 (k) filing(s) for Licensed Products concerning the status of such filing(s) until final approval thereof, including any final decision not to comply with any FDA request.

          (e) CYBERKINETICS will notify EMORY promptly after any final decision by CYBERKINETICS to permanently abandon development of Licensed Products based upon any portion of the Licensed Technology.

          (f) In the event CYBERKINETICS fails to meet any diligence requirement set forth herein, EMORY shall have the option in its sole discretion to (i) terminate the Agreement within the entire Licensed Territory or any portion of the Licensed Territory for such application or indication, (ii) convert the license granted in this License Agreement into a nonexclusive license within the entire Licensed Territory or any portion of the Licensed Territory for such indication, or (iii) terminate the Agreement within a portion of the Licensed Territory and convert the license granted in this Agreement into a non-exclusive license within a portion of the Licensed Territory. In order to allow EMORY to determine to exercise any of the foregoing rights, in the event CYBERKINETICS fails to meet any diligence requirement set forth herein, CYBERKINETICS shall,


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

on EMORY'S request, subject to agreement between CYBERKINETICS and EMORY of terms and conditions of confidentiality, permit EMORY to have access to all CYBERKINETICS' data related to CYBERKINETICS' development efforts with respect to the Licensed Technology for the purpose of allowing EMORY to assess the commercial potential of the Licensed Technology.

          (g) Prior to exercising any rights under this Article, EMORY shall give CYBERKINETICS sixty (60) days' prior written notice and shall meet with CYBERKINETICS, at CYBERKINETICS' request and expense, during such sixty (60) day period, to discuss any disagreements about whether CYBERKINETICS has complied with the requirements of this Article. CYBERKINETICS shall (i) within sixty (60) days of CYBERKINETICS' receipt of written notice of such failure, provide to EMORY a commercially reasonable plan to remedy such failure and (ii) cure such failure in accordance with such plan within the time provided for under such plan. If CYBERKINETICS fails to provide such a commercially reasonable plan within sixty (60) days or does not cure such failure in accordance with such plan within the time provided for under such plan, EMORY shall have the right in its sole discretion to proceed with the exercise of all rights arid remedies provided for herein.

     6.3. PROGRESS REPORTS. CYBERKINETICS shall, no less frequently than once every six (6) months until CYBERKINETICS has achieved Regulatory Approval for a Licensed Product, provide EMORY with a written report detailing all activities of CYBERKINETICS, its Affiliates and Sublicensees related to developing Licensed Products and pursuing Regulatory Approval of Licensed Products to the extent reasonably necessary for EMORY to review CYBERKINETICS' progress under Article
6.2. Such reports shall further, no less frequently than once per year, incorporate sufficient and quantified detail on the resources allocated by CYBERKINETICS to enable EMORY to determine that CYBERKINETICS is diligently pursuing its research and development in accordance with its business plans and this Agreement.

     6.4. DEVELOPMENT OUTSIDE UNITED STATES. As soon as practicable and in accordance with CYBERKINETICS' corporate goals and its obligations under this Agreement, CYBERKINETICS shall directly, or in collaboration with Affiliates and Sublicensees, commence its commercially reasonable efforts:

               (i) to obtain Regulatory Approval for a Licensed Product in such other countries of the Licensed Territory as CYBERKINETICS or CYBERKINETICS' Affiliates and Sublicensees deem appropriate; and

               (ii) upon Regulatory Approval of a Licensed Product in a particular country diligently commence efforts to market such Licensed Product in such country.

                          ARTICLE 7. PATENT PROSECUTION

     7.1. CYBERKINETICS shall be responsible for preparing, filing, prosecuting, maintaining and defending all Licensed Patents. CYBERKINETICS shall provide EMORY with copies of all filings and relevant documentation and a reasonable opportunity in advance to comment on such filings. CYBERKINETICS will not abandon any patent application in the Licensed Patents, or make


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

prosecution-related decisions that would have a material impact on the nature or scope of any claims in such patent applications, without giving EMORY a reasonable opportunity to comment on such action or decision.

     7.2. CYBERKINETICS shall bear all costs in connection with the preparation, filing, prosecution, maintenance and defense of the Licensed Patents.

     7.3. In the event that CYBERKINETICS determines to abandon prosecution of, or to cease to maintain, any Licensed Patent in any country, CYBERKINETICS shall so notify EMORY and shall permit EMORY, in its sole discretion, at EMORY's expense, to continue to prosecute or maintain such Licensed Patent in such jurisdiction, and CYBERKINETICS shall cooperate with EMORY in regard thereto. If EMORY does so prosecute, the licenses granted to CYBERKINETICS under Article 2.1 shall terminate in such country with respect to any Licensed Patents issuing in such country as a result of such prosecution.

     7.4. Each party shall, and shall cause its Affiliates, employees, attorneys and agents to, cooperate fully with the other party and provide all information and data and execute any documents reasonably required or requested in order to allow the other party to prepare, prosecute, file, and maintain patents and patent applications pursuant to this Article 7 for no additional compensation.

                             ARTICLE 8. INFRINGEMENT

     8.1. THIRD PARTY INFRINGEMENT. CYBERKINETICS and EMORY shall each promptly notify the other in writing of any alleged or threatened infringement or claim of invalidity (hereinafter "Infringement") of which they become aware of patents included in the Licensed Patents, and the parties shall consult concerning the action to be taken. CYBERKINETICS shall have the right, but not the obligation, to prosecute or defend at its own expense any such Infringement. In such event, CYBERKINETICS shall have the right, if EMORY is a legally indispensable party, to bring such suit or action in the name of EMORY. CYBERKINETICS shall pay, on behalf of and instead of EMORY, any order for costs that may be made against EMORY by reason of it being joined as a party plaintiff in such proceedings by CYBERKINETICS, provided that EMORY will not be obligated to reimburse CYBERKINETICS for any costs so paid by CYBERKINETICS. CYBERKINETICS shall have sole control of any such suit or action and all negotiations for its settlement or compromise; provided, however, that CYBERKINETICS shall not settle or compromise any such suit or action or enter into any consent order for the settlement or compromise thereof that adversely affects any rights of EMORY hereunder without the prior written consent of EMORY, not to be unreasonably withheld.

     If, within sixty (60) days after CYBERKINETICS first becomes aware of any Infringement of the Licensed Patents, CYBERKINETICS fails to cause such Infringement to terminate or to bring a suit or action to compel termination, EMORY shall have the right, but not the obligation, to bring such suit or action to compel termination at the sole expense of EMORY. In such event, EMORY shall have the right, if CYBERKINETICS is a legally indispensable party, to bring such suit or action in the name of CYBERKINETICS. EMORY shall hold pay, on behalf of and instead of CYBERKINETICS, any order for costs that may be made against


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CYBERKINETICS by reason of it being joined as a party plaintiff in such proceedings by EMORY, provided that CYBERKINETICS will not be obligated to reimburse EMORY for any costs so paid by EMORY. EMORY shall have sole control of any such suit or action and all negotiations for its settlement or compromise; provided, however, that EMORY shall not settle or compromise any such suit or action or enter into any consent order for the settlement or compromise thereof that adversely affects any rights of CYBERKINETICS hereunder without the prior written consent of CYBERKINETICS, not to be unreasonably withheld.

     8.2. ALLOCATION OF RECOVERY. Any recovery or damages derived from an action under this Article 8 shall be used (i) first to reimburse the initiating party for all legal expenses incurred by it relating to the suit and (ii) second to reimburse the non-initiating party for all legal expenses incurred by it relating to the suit, with any remaining recovery allocated between the parties as follows:

          (a) To the extent the remaining amount is attributed to sales of such infringing products, CYBERKINETICS shall receive an amount equal to such amount less the royalties that would have been payable on such sales pursuant to this Agreement had such sales been made by CYBERKINETICS, which royalty amount shall be paid to EMORY.

          (b) To the extent the remaining amount is attributed to lost royalties owed to EMORY under subparagraph (a) as a result of the infringement, EMORY shall receive an amount equal to the royalties payable to EMORY under this Agreement multiplied by any multiple of damages awarded in such action.

          (c) Any remaining recovery amount not attributed to sales of such infringing products shall be divided with sixty-seven percent (67%) of such remaining amount allocated to the party initiating such proceedings and thirty-three percent (33%) of such remaining amount allocated to the non-initiating party.

     8.3. OFFSET BY CYBERKINETICS. CYBERKINETICS. shall not offset its out-of-pocket expenses incurred in regard to any such legal proceedings which CYBERKINETICS initiates or carries on against any royalty payments or other payments owed to EMORY except in the case of an action initiated independently by a third party to invalidate any claims of the Licensed Patents, such as through a reexamination. If such action occurs, CYBERKINETICS may suspend royalty payments payable to EMORY until the action is concluded, at which time CYBERKINETICS will make such suspended royalty payments to EMORY based upon the Valid Claims then existing with respect to the Licensed Patents.

     8.4. EMORY'S RIGHT TO PURSUE THIRD PARTY INFRINGERS. If CYBERKINETICS shall fail, within sixty (60) days after receiving notice from EMORY of a potential infringement, or providing EMORY with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof and, thereafter to prosecute such action diligently, or if CYBERKINETICS notifies EMORY that it does not plan to terminate the infringement or institute such action, then EMORY shall have the right to do so at its own expense. CYBERKINETICS shall cooperate with EMORY in such effort including being joined


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

as a party to such action if necessary. EMORY shall be entitled to retain all damages or costs awarded to EMORY in such action.

             ARTICLE 9. EXCLUSION OF WARRANTIES AND INDEMNIFICATION

     9.1. WARRANTIES OF EMORY.

          (a) EMORY represents and warrants that, to the best of its knowledge:

               (i) EMORY has disclosed to CYBERKINETICS all potential patent rights in the control of third parties known to EMORY which may be needed to commercialize the Licensed Patents, provided that for purposes of this representation and warranty, "EMORY" shall mean the Inventor and any employees of EMORY who work in the technology transfer area, and CYBERKINETICS acknowledges that EMORY has not undertaken any investigation with respect to the potential patent rights of any third party; and

               (ii) Appendix A is a complete list of all patents and patent applications included in the Licensed Patents as of the date hereof. EMORY will from time to time during the term of this Agreement, promptly provide CYBERKINETICS with, upon request, with an updated version of Appendix A.

               (iii) EMORY is not aware of any patent infringement or notice of any pending claim of infringement in respect of the Licensed Patents.

          (b) EMORY further represents and warrants that it is the exclusive owner of all rights, title and interests in the patents and patent applications identified in Appendix A as of the date hereof, subject to the rights of the U.S. Government.

     9.2. WARRANTIES OF EACH PARTY. Each party hereto represents to the other that it is free to enter into this Agreement and to carry out all of the provisions hereof, including, in the case of EMORY, its grant to CYBERKINETICS of the license described in Article 2.1.

     9.3. MERCHANTABILITY AND EXCLUSION OF WARRANTIES. CYBERKINETICS possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, Licensed Products and Licensed Know-How to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents, Licensed Products and Licensed Know-How. ACCORDINGLY, EXCEPT AS SET FORTH IN ARTICLE 9.1 AND 9.2, EMORY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS, LICENSED KNOW-HOW OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED KNOW-HOW OR LICENSED PRODUCTS.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     9.4. INDEMNIFICATION BY CYBERKINETICS. CYBERKINETICS shall defend, indemnify, and hold harmless the EMORY Indemnitees, from and against any and all claims, demands, losses, liabilities, expense, or damage (including investigative costs, court costs and reasonable attorneys' fees) the EMORY Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the EMORY Indemnitees arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by CYBERKINETICS' or CYBERKINETICS' Affiliates, contractors, agents, or Sublicensees' manufacture, testing, design, use, Sale, or labeling of any Licensed Products. CYBERKINETICS' obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

     9.5. INSURANCE. Without limiting CYBERKINETICS' indemnity obligations under
Article 9.4, CYBERKINETICS shall, prior to any clinical trial or Sale of any Licensed Product, cause to be in force, an "occurrence based type" or "claims made type" (with reasonable tail coverage) liability insurance policy which:

          (a) insures Indemnitees for all claims, damages, and actions mentioned in Article 9 of this Agreement; and

          (b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement; and

          (c) requires the insurance carrier to provide EMORY with no less than thirty (30) days' written notice of any change in the terms or coverage of the policy or its cancellation; and

          (d) provides Indemnitees a comprehensive general/product liability coverage in an amount no less than * * * per occurrence for bodily injury and *
* * per occurrence for property damage, subject to a reasonable aggregate amount; and

          (e) in the event that CYBERKINETICS, its Affiliates or Sublicensees decide to go to market with a Licensed Product it shall, to the extent available at commercially reasonable rates arrange (prior to the Sale of any Licensed Product) and shall continue for the term of this Agreement and for a period of *
* * years thereafter an insurance policy or policies of product liability which provide Licensee, its affiliates or Sublicensees with coverage for injury or damage arising to users of Licensed Products in an amount no less than * * * per claim, subject to annual aggregate of * * *; and

          (f) CYBERKINETICS shall provide EMORY with a copy of any such insurance policy prior to the commencement of clinical trials or the first Sale of any Licensed Product and on each renewal and/or replacement of the policy together with a copy of any schedule and evidence of payment of the premium. Company will also advise EMORY with written notice within 30 days of any material change in the terms or coverage of the policy or its cancellation.

          (g) EMORY may periodically review the adequacy of the minimum limits of liability insurance specified in this Article 9.5. EMORY reserves the right to require CYBERKINETICS to adjust the liability insurance coverage above within reason and without significantly increasing CYBERKINETICS' annual insurance premiums.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     9.6. OCCURRENCE BASED COVERAGE NOT AVAILABLE. If CYBERKINETICS is unable to obtain "occurrence based type" liability insurance, CYBERKINETICS shall procure "claims made type" liability coverage to be effective prior to any clinical trial or Sale of any Licensed Products, and throughout the term of this Agreement and "tail coverage", extending at least ten (10) years after termination of this Agreement. CYBERKINETICS shall notify EMORY prior to its first clinical trial or commercial Sale of any Licensed Product, of all insurance coverage and other assets available to CYBERKINETICS to meet CYBERKINETICS' obligations under Article 9 of this Agreement. 9.7. Notice of
Claims: Indemnification Procedures.

          (a) CYBERKINETICS shall promptly notify EMORY of any claims involving any Indemnitees for which indemnification is or may be provided in Article 9.4 and shall advise EMORY of the policy amounts that might be needed to defend and pay any such claims.

          (b) An Indemnitee, which intends to claim indemnification under this Article shall promptly notify the other party (the "Indemnitor") in writing of any matter in respect of which the Indemnitee or any of its employees or agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such matter and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights and that the Indemnitee makes no statement or undertakes any action that may prejudice the ability of the Indemnitor to settle any such claim. No such matter shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by the applicable indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its expense.


                           ARTICLE 10. CONFIDENTIALITY

          10.1. TREATMENT OF CONFIDENTIAL INFORMATION. Except as otherwise provided hereunder, during the term of this Agreement and for a period of * * * thereafter:

               (i) CYBERKINETICS and its Affiliates and Sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by EMORY to CYBERKINETICS under this Agreement and marked as proprietary;

               (ii) EMORY shall retain in confidence and use only for purposes of this Agreement any written information and data supplied by CYBERKINETICS or on behalf of CYBERKINETICS to EMORY under this Agreement and marked as proprietary.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     For purposes of this Agreement, all such information and data which, a party is obligated to retain in confidence shall be called "Information".

     10.2 RIGHT TO DISCLOSE. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose the other Party's Information to its Affiliates, Sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical. investigators and in the case of CYBERKINETICS, its collaborators and potential investors, on the condition that such entities or persons agree:

               (i) to keep such Information confidential for at least the same time periods and to the same extent as the disclaiming party is required to keep the Information confidential;

               (ii) to use such Information only for such purposes as the disclosing party is authorized to use the Information under this Agreement;

               (iii) not to use EMORY's name for any commercial purpose without the prior written consent of EMORY.

     Each party, its Affiliates and Sublicensees may disclose the other party's Information to the government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and enforcement of patents included within the Licensed Patents, or authorizations to conduct clinical trials or commercially market Licensed Products, provided that such party is entitled to engage in such activities under this Agreement or is legally required to make such disclosures.

     10.3. RELEASE FROM RESTRICTIONS. The obligation not to disclose the other party's Information shall not apply to any part of such Information that:

               (i) is or becomes disclosed in a patent or patent application, published or otherwise part of the public domain, other than by unauthorized acts of the receiving party or its Affiliates or Sublicensees in contravention of this Agreement;

               (ii) is disclosed to the receiving party or its Affiliates or Sublicensees by a third party provided that such third party was not obligated to the other party to keep such information confidential; or

               (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or Sublicensees, provided that such Information was not obtained directly or indirectly from the other party under this Agreement with an obligation to keep such information confidential;

               (iv) the receiving party is able to demonstrate results from research and development by the receiving party or its Affiliates or Sublicensees independent of disclosures from the other party, provided that the persons developing such information have not had exposure to the Information received from the disclosing party;


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

               (v) is required by law to be disclosed by the receiving party, provided that the receiving party shall notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

               (vi) the disclosing party agrees in writing may be disclosed.

                        ARTICLE 11. TERM AND TERMINATION

     11.1. TERM. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect, until the expiration of CYBERKINETICS' obligations to make royalty payments under Article 3.2.

     11.2. TERMINATION. EMORY shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events and provided that EMORY has given CYBERKINETICS the notice required in Article 11.3 and CYBERKINETICS has failed to cure the breach described in such notice:

          (a) failure of CYBERKINETICS to make any payment required pursuant to this Agreement when due;

          (b) failure of CYBERKINETICS to render reports to EMORY as required by this Agreement;

          (c) the institution of any proceeding by CYBERKINETICS under any bankruptcy, insolvency, or moratorium law;

          (d) any assignment by CYBERKINETICS of substantially all of its assets for the benefit of its creditors;

          (e) placement of CYBERKINETICS' assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of in involuntary bankruptcy proceeding, which is contested by CYBERKINETICS, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition;

          (f) a formal decision reduced to writing and delivered to EMORY by CYBERKINETICS or CYBERKINETICS' assignee of all of CYBERKINETICS' rights under this Agreement to quit the business of commercializing the Licensed Patents and Licensed Know-How or developing or selling Licensed Products; or

          (g) the breach by CYBERKINETICS of any other material term of this Agreement.

     11.3. EXERCISE. Subject to Article 15.11, EMORY may exercise its right of termination by giving CYBERKINETICS, its trustees, receivers or assigns, thirty
(30) days' (or such other extended period agreed in writing by the parties) prior written notice of EMORY's election to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, this


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement shall automatically terminate unless CYBERKINETICS has cured the breach where such breach is capable of being remedied within such period or extended period as applicable. Such notice and termination shall not prejudice EMORY's right to receive royalties up to the point of termination or other sums due to EMORY hereunder and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by CYBERKINETICS.

     11.4. FAILURE TO ENFORCE. The failure of EMORY, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of EMORY thereafter to enforce each and every such provision of this Agreement.

     11.5. TERMINATION BY CYBERKINETICS. CYBERKINETICS shall have the right to terminate this Agreement upon the occurrence of either of the following events:

          (a) the breach of a material term of this Agreement by EMORY;

          (b) if the Sale of Licensed Products requires approval by any government agency, and after diligent pursuit of such approval, including but not limited to: performing all reasonable tests or analyses as prescribed by such agency regulations; submitting all relevant data to such agency; and pursuing reasonable available administrative procedures and appeal processes permitted by such agency and applicable law, CYBERKINETICS reasonably determines it is unable to obtain approval for the Sale of Licensed Products or reasonably determines such approval would, in CYBERKINETICS' sole judgment, be too restrictive to justify continued development of a Licensed Product, CYBERKINETICS may notify EMORY in writing of the final denial of approval to Sell Licensed Products and CYBERKINETICS' desire to terminate this Agreement or parts hereof related to specific Licensed Technology from which such Licensed Products that are denied Regulatory Approval have been developed; or

          (c) upon CYBERKINETICS' convenience, upon ninety (90) days' written notice to EMORY, provided that no such termination shall relieve CYBERKINETICS of its obligation under Articles 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6. with respect to any milestone achieved and other payments made prior to the effective date of such termination.

     11.6. EXERCISE. CYBERKINETICS may exercise its right of termination pursuant to Article 11.5(a), by giving EMORY thirty (30) days' prior written notice of CYBERKINETICS' election to terminate. The notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless EMORY has cured the breach. Such notice of termination shall not prejudice any cause of action or claim of CYBERKINETICS accrued or to accrue on account of any breach or default by EMORY.

     CYBERKINETICS may exercise its right of termination pursuant to Article
11.5 (b) as a result of the failure to obtain governmental approval to sell Licensed Products by providing EMORY with a formal written request for such termination enclosing evidence of the final denial of governmental approval.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     CYBERKINETICS may exercise its right of termination pursuant to Article
11.5 (c) by providing EMORY with written notice of such termination.

     11.7. EFFECT. In the event this Agreement is terminated because of CYBERKINETICS' default, CYBERKINETICS shall return, or at EMORY's direction destroy, all data, writings and other documents and tangible materials, containing EMORY's Information and supplied to CYBERKINETICS by EMORY.

     Where the default for which this Agreement is terminated is set forth under Articles 11.2(c) through (f) inclusive, subject to agreement between CYBERKINETICS and EMORY of terms and conditions of confidentiality, CYBERKINETICS shall provide EMORY access to CYBERKINETICS' product files pertaining to the Licensed Products and design dossiers as well as data generated by CYBERKINETICS' contractors and agents in the course of CYBERKINETICS' efforts to develop Licensed Products or obtain governmental approval for the Sale of Licensed Products to permit EMORY to assess the commercial potential of the Licensed Technology. CYBERKINETICS agrees to negotiate in good faith with EMORY and/or any potential licensee of the Licensed Technology with respect to a license or sale of information, data and research results then owned or controlled by CYBERKINETICS, including, but not limited to, toxicity, efficacy and market research, to the extent such information, data and research results are pertinent to the Licensed Technology. In such event, CYBERKINETICS shall also grant EMORY and any replacement licensee of the Licensed Technology the right to cross reference any regulatory filings (e.g. 510 (k), Registrations) made by CYBERKINETICS or its Affiliates with the FDA or any corresponding foreign regulatory agency, in exchange for which EMORY or such replacement licensee will reimburse CYBERKINETICS, on terms and at a rate to be negotiated in advance in good faith by the parties involved, based on all reasonable and documented direct and indirect, out-of-pocket costs incurred by CYBERKINETICS in pursuing such regulatory approvals. CYBERKINETICS shall cooperate (but shall not be required to incur any expense) with any such third parties in pursuing governmental approval to sell any product covered by any patent application or issued patent (which was formerly a Licensed Patent licensed b1 EMORY to such third party.

                             ARTICLE 12. ASSIGNMENT

     CYBERKINETICS may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with the transfer of all, or substantially all, of the business interests of CYBERKINETICS to which this Agreement relates including for the purposes of corporate re-organization. EMORY's written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of CYBERKINETICS' rights or obligations under this Agreement.

                             ARTICLE 13. BANKRUPTCY

     In the event that CYBERKINETICS, for any reasons, plans the institution of any proceeding under any bankruptcy, insolvency, or moratorium law of any countries, CYBERKINETICS shall notify EMORY of its plan at least One Hundred and Twenty (120) days prior to the official filing of such bankruptcy, insolvency, or moratorium with government or legal authorities. In the event that this


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement or CYBERKINETICS' license to the Licensed Technology is transferred, sold, novated or otherwise provided to a third party (the "Transferee") as part of a bankruptcy or insolvency settlement under the ruling of a court of competent jurisdiction, the obligations to pay royalties and other payments to EMORY shall be borne by such Transferee.

                              ARTICLE 14. PUBLICITY

     Neither party shall use the name of the other, nor of any employee of such party, in any publicity, marketing efforts, news release or any other commercial activities without the prior written approval of an authorized representative of the other party. Notwithstanding the foregoing, either party may disclose the terms of this Agreement and the parties' relationship as required by law.

                            ARTICLE 15. MISCELLANEOUS

     15.1. ARBITRATION. Any disputes under this Agreement, shall be resolved through arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization's rules for commercial arbitration and shall have the right to enforce any such arbitral award. Any hearings shall be held in Atlanta, Georgia. Both parties agree to be bound by any arbitral award without prejudice to any other rights at law.

     15.2. EXPORT CONTROLS. CYBERKINETICS acknowledges that EMORY is subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions and other commodities and that EMORY's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data, biological materials, chemical compositions and commodities may require a license from the cognizant agency of the United States government or written assurances by CYBERKINETICS that CYBERKINETICS shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall be issued.

     15.3. LEGAL COMPLIANCE. CYBERKINETICS shall use reasonable commercial efforts to comply with all laws and regulations relating to its manufacture, use, Sale, labeling or distribution of Licensed Products and shall not knowingly take any action that would cause EMORY or CYBERKINETICS to violate any laws or regulations.

     15.4. INDEPENDENT CONTRACTOR. CYBERKINETICS' relationship to EMORY shall be that of a licensee only. CYBERKINETICS shall not be the agent of EMORY and shall have no authority to act for, or on behalf of, EMORY in any matter. Persons retained by CYBERKINETICS as employees or agents shall not, by reason thereof, be deemed to be employees or agents of EMORY.

     15.5. PATENT MARKING. CYBERKINETICS shall mark Licensed Products Sold in the United States with United States patent numbers in accordance with applicable U.S. laws as in effect from time to time. Products manufactured or


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

     15.6. PLACE OF EXECUTION. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia. This Agreement shall not become effective or binding upon EMORY until signed by its Assistant Vice President and Director of the Office of Technology Transfer in the State of Georgia.

     15.7. GOVERNING LAW. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America. Unless otherwise resolved under the provisions of
Article 15.1, only courts in the State of Georgia shall have jurisdiction to hear and decide any controversy or claim between the parties arising under or relating to this Agreement.

     15.8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between EMORY and CYBERKINETICS with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

     15.9. SURVIVAL. Articles 9, 10, 11, 14, and 15 shall survive termination of this Agreement for any reason. Article 11.7 shall survive termination pursuant to Article 11.2.

     15.10. SEVERABILITY. All rights and restrictions contained herein maybe exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision, which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate provided, however, that it is replaced forthwith by a legally enforceable substitute agreement that maintains the contractual relationship between the parties as contemplated herein including specifically, the rights and privileges granted to CYBERKINETICS in respect of the Licensed Technology.

     15.11. FORCE MAJEURE. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.


                               ARTICLE 16. NOTICES

     All notices, statements, and reports required to be given by one party to the other shall be in writing and shall be deemed to have been given (i) upon electronic confirmation of delivery, if sent by facsimile to the recipient below followed by a copy which shall be sent by overnight delivery to the same recipient, or (ii) upon delivery in person, or (iii) upon the expiration of five
(5) days after deposit in a lawful mail depository in the country of residence of the party giving the notice, registered or certified postage prepaid, and addressed as follows:

To EMORY:                    Director, Office of Technology Transfer
                             Emory University
                             2009 Ridgewood Drive
                             Atlanta, Georgia 30322

Notices related to EMORY's equity position in CYBERKINETICS, which include, but are not limited to, stock, stock options, voting rights, etc. should be sent to:

                             Emory University
                             Office of Vice President for Finance & Treasurer 312 Administration Building
                             Atlanta, GA 30322

To CYBERKINETICS:            President
                             Cyberkinetics, Inc.
                             109 Hazard Avenue
                             Providence, RI 02906

With a copy to:              Ropes & Gray
                             One International Place
                             Boston, MA 02110
                             Attn: Geoffrey B. Davis, Esq.

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by courier, facsimile or email, provided that the party giving such notice obtains acknowledgement by courier, facsimile or email that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     IN WITNESS WHEREOF, EMORY and CYBERKINETICS have caused this Agreement to be signed by their duly authorized representatives, as of the Effective Date.


EMORY UNIVERSITY:                                     CYBERKINETICS, INC.:

By:                                                   By:
    ---------------------------------------------         ------------------------------------------------

Name: Mary L. Severson, Ph.D., J.D.                   Name:_______________________________________________

Title:  Assistant Vice President & Director,          Title:______________________________________________
        Office of Technology Transfer


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                                   Appendix A
                                Licensed Patents

U.S. Patent No. * * * for "* * *" Issued * * *.









*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.